Exhibit 10.4

Notice of Terms of
Supplemental Restricted Stock Units

To:
BEMSID:
Grant Date:

As part of its executive compensation program, The Boeing Company (the “Company”) has awarded you a Restricted Stock Unit award pursuant to The Boeing Company 2003 Incentive Stock Plan, as amended and restated from time to time (the “Plan”), and the provisions contained herein (the “Notice”). The terms and conditions of the award are as follows:

1.
RSU Award. You have been awarded ______________ Restricted Stock Units. Each Restricted Stock Unit (“RSU”) corresponds to one share of Boeing stock. Your RSUs are subject to the terms of the Plan. If there is any inconsistency between the terms of this Notice and the terms of the Plan, the Plan’s terms will control. A summary of the Plan accompanies this Notice.

2.	RSU Account. The Company will maintain a record of the number of awarded RSUs in an account established in your name.

3.
Vesting of RSUs. Subject to Sections 6 and 7, ______________. At the time your RSUs vest, the Company will issue to you shares of Boeing stock equal in number to the vested number of whole RSUs in your account, after deduction of shares to cover appropriate taxes and other charges as described in Section 8.2.

4.	Dividend Equivalents.

4.1 While RSUs are in your account, they will earn dividend equivalents in the form of additional RSUs. Specifically, as of each dividend payment date for Boeing stock, your RSU account will be credited with additional RSUs (“dividend equivalent RSUs”) equal in number to the number of shares of Boeing stock that could be bought with the cash dividends that would be paid on the RSUs in your account if each RSU were one share of Boeing stock.

4.2 The number of shares of Boeing stock that could be bought with such cash dividends will be calculated to two decimal places and will be based on the “Fair Market Value” of Boeing stock on the applicable dividend payment date. For purposes of this award, “Fair Market Value” means the average of the high and the low per share trading prices for Boeing stock as reported by The Wall Street Journal for the specific dividend payment date, or by such other source as the Company deems reliable.

4.3 Dividend equivalent RSUs will vest at the same time and in the same manner as the RSUs with which they are associated.

5.
Adjustment in Number of RSUs. The number of RSUs in your account will be adjusted proportionately for any increase or decrease in the number of issued shares of Boeing stock resulting from any stock split, combination or exchange of shares, consolidation, spin-off or recapitalization of shares, or any similar capital adjustment or the payment of any stock dividend.

6.
Termination Due to Layoff, Disability, or Death. In the event your employment is terminated by reason of layoff, disability, or death, before your RSUs are fully vested, your RSU payout, including any dividend equivalent RSUs, will be made as soon as administratively possible, but not later than 60 days after your termination of employment. For purposes of this award, “disability” means a disability entitling you to benefits under any long-term disability policy sponsored by the Company or one of its subsidiaries.

7.
Forfeiture Upon Other Terminations. In the event your employment is terminated prior to the Vesting Date for any reason (including for cause and resignation) other than those reasons described in Section 6, all RSUs (and all associated dividend equivalent RSUs) granted hereunder shall immediately be forfeited by you and canceled.

8.	RSU Award Payable in Stock.

8.1 Distribution from your RSU account will be made as soon as reasonably possible, but not later than 60 days, after the applicable vesting of your RSUs. Distribution will be in whole shares of Boeing stock. The number of shares distributed will be equal to the number of whole vested RSUs in your account, subject to deductions described in Section 8.2. Fractional share values will be applied to Federal income tax withholding.

8.2 The Company will deduct from the distribution of your vested RSUs any withholding or other taxes required by law and may deduct any amounts due from you to the Company or to a subsidiary of the Company.

8.3 In the event you transfer from the US based payroll to an international payroll, your distribution will be paid in cash to comply with certain international security trading regulations.

9.	Transfer. RSUs are not transferable except by will or by laws of descent and distribution. You may designate a beneficiary to receive your award in the event of your death.

10.	Clawback and Forfeiture Policy.

10.1 This award and any stock, cash or other proceeds resulting from the vesting of this award are subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time.
10.2 In addition, RSUs issued pursuant to this award and any stock, cash or other proceeds resulting from the vesting of this award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the later of the Vesting Date or receipt of payment of the RSUs: you (i) are convicted of a felony involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage in competition with any significant aspect of Company business; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage the Company or its products or employees; or (v) use or disclose Company proprietary or confidential information. For purposes of this Section 10.2, the Company shall include the Company and its subsidiaries.
10.3 Nothing in this Section 10 will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.